Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson
Senior Director, Investor Relations & Corporate Communications
847-405-2515 — dswenson@cfindustries.com

CF Industries Holdings, Inc. Reports Fourth Quarter Earnings

Strong Results In Difficult Fertilizer Market

Year Defined by Strategic Focus and Balance Sheet Efficiency

DEERFIELD, IL—February 18, 2014—CF Industries Holdings, Inc. (NYSE: CF):

Fourth Quarter Highlights

•            EBITDA1 of $643.0 million during period of weak global fertilizer prices.

•            Net earnings attributable to common stockholders of $325.8 million, or $5.71 per diluted share.

•            Announced sale of phosphate business to the Mosaic Company for $1.4 billion and separate long-term ammonia supply agreement with a defined margin.

•            Repurchased 1.5 million shares at an average price of approximately $223 per share.

•            Increased dividend 150% to $1.00 per share per quarter.

Full Year Highlights

•            EBITDA of $2.7 billion, third highest in company history.

•            Net earnings attributable to common stockholders of $1.5 billion, or $24.74 per diluted share.

•            Repurchased 7.3 million shares, 12% of shares outstanding.

•            Inaugural issuance of $1.5 billion of investment grade debt.

1 Earnings Before Interest, Taxes, Depreciation and Amortization.

•            Acquired outstanding one-third interest in Medicine Hat facility and 3 Canadian distribution facilities.

Focus for 2014

•            Maintain commitment to safety and operational excellence.

•            Complete $1.4 billion sale of phosphate to Mosaic.

•            Raise up to $1.5 billion in new long-term debt.

•            Continue to execute capacity expansion projects which will increase nitrogen capacity 25% by 2016.

•            Return significant cash to shareholders via repurchases and dividends.

Overview

CF Industries Holdings, Inc. today reported fourth quarter 2013 EBITDA of $643.0 million and net earnings attributable to common stockholders of $325.8 million, or $5.71 per diluted share, compared to EBITDA of $835.2 million and net earnings attributable to common stockholders of $470.7 million, or $7.40 per diluted share, in the fourth quarter of 2012.  Net sales in the fourth quarter 2013 were $1.3 billion, down 10 percent from $1.5 billion in the same period last year.

Full year 2013 EBITDA was $2.7 billion and net earnings attributable to common stockholders was $1.5 billion, or $24.74 per diluted share, compared to EBITDA of $3.3 billion and net earnings attributable to common stockholders of $1.8 billion, or $28.59 per diluted share, for 2012.

For the full year 2013, nitrogen prices were down significantly compared to 2012 due to weaker demand in important agricultural regions and higher global supply.  Global nitrogen prices found a floor in October as represented by U.S. Gulf urea prices of around $285 per ton.  Prices moved in a narrow band until rebounding in December to around $330 per ton.  Increases in urea and urea ammonium nitrate (UAN) prices coincided with the close of the low export tariff season for Chinese urea producers and growing recognition of low nitrogen industry inventories in several agricultural regions.  Idled production due to nitrogen prices being below the cash costs of producers in areas such as Eastern Europe and production issues in several areas such as Algeria, Egypt, Iran, Pakistan and Trinidad also contributed to a tightening global supply and demand balance.  While producers in Ukraine stand to benefit from a reduction in the cost of natural gas from Russia, Chinese producers utilizing anthracite coal continue to be the basis for world urea floor prices.

Even with global urea prices during the second half of the year declining to the estimated break-even economics of marginal producers, CF Industries was able to generate a significant level of EBITDA thanks to the structural advantage provided by low cost North American natural gas and the company’s extensive network of plant and logistical assets.

“The earnings power of CF was demonstrated again this quarter as we generated strong EBITDA during a period characterized by global urea prices declining to floor levels,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “Thanks to our outstanding execution we realized favorable prices and strong profitability even during difficult market conditions.”

CF Industries made progress during and subsequent to the quarter on several key priorities oriented toward maximizing the value of the business.  The company announced strategic agreements with the Mosaic Company including an agreement to sell the phosphate business for $1.4 billion and a long-term ammonia supply contract.  Subsequent to the quarter end, the company also announced a long-term agreement with Orica to supply ammonium nitrate products.  Both of these contracts provide CF Industries with a defined margin independent of gas costs, and increase confidence in the cash flow profile associated with a portion of the company’s production capacity.  The company reached several milestones on its capacity expansion projects, which will increase its annual nitrogen production capacity by 25% when the plants come on-stream in 2015 and 2016.    CF Industries increased its dividend to $1.00 per share in October and repurchased 1.5 million shares during the quarter.

“Our overarching objective is to deliver superior total shareholder return.  We are focused on selectively investing in projects with return profiles significantly above our cost of capital to grow the cash generation capability represented in each share of CF while minimizing the overall cost of financing the enterprise,” stated Mr. Will.  “The accomplishments of 2013 represent significant progress in that direction.”

2014 Outlook and Objectives

The long-term outlook for CF Industries is positive as a number of factors support the company’s growth and cash generation potential.  Global population growth, higher protein diets and use of crops as a source of renewable fuels all are driving demand for more grain.  The limited ability to bring into production additional arable land globally requires increased yields.  The need for increased yields drives demand for nitrogen fertilizer, the nutrient that must be applied every year to promote plant growth.

Global nitrogen prices have improved significantly since November.  Nitrogen floor prices are expected to continue to be the cash cost of Chinese urea producers.  During the high-tariff season of November to June, their cash cost is estimated to be roughly $340 to $350 per ton delivered to the U.S. Gulf, compared to $285 to $300 per ton during the low-tariff season of July to October.  Upside to nitrogen prices has recently developed due to the close of the Chinese low-tariff export season, low retailer and distributor inventory levels in important agricultural regions including Europe and North America, and emergence of normal seasonal demand.

North America is expected to have robust ammonia demand through the first half of 2014, assuming normal weather conditions; however, prices may be constrained due to high levels of producer inventory carried over from 2013.

Prices of urea and UAN in North America have increased and are expected to remain firm through the spring application season in order to attract imports required to fill 22 million nutrient tons of expected full year nitrogen demand, which is well in excess of the 15 million nutrient tons of expected North American production.  Imports of urea and UAN have been lower than year ago levels, while strong spring demand is expected in association with 92 million acres of corn anticipated to be planted.

During 2014, CF Industries is focused on making progress on several key strategic objectives.  The company expects after-tax proceeds of roughly $1.0 billion following the close of the sale of the phosphate business to the Mosaic Company in the first half of 2014.  The company also intends to raise up to $1.5 billion of additional long term debt in early 2014.  These new borrowings, in addition to cash from operations and proceeds from the sale of the phosphate business, will fund the company’s capital expenditures, working capital, dividends and additional share repurchases.  The company currently has $1.4 billion remaining on its existing $3.0 billion share buyback authorization.

For 2014, the company expects total capital expenditures of approximately $2.5 billion.  This consists of $2.0 billion for the capacity expansion projects and $0.5 billion of sustaining and other capital expenditures.  These amounts exclude the phosphate business.

Attractive North American natural gas costs, in comparison to natural gas and coal costs in other regions, continue to support CF Industries’ long-term cash generation prospects.  Despite record storage withdrawals across North America, the company’s gas costs have remained within its long-term expected range of $3 to $5 per MMBtu.  CF Industries’ gas hedging program is focused on limiting risks to the company’s earnings profile from short-term price fluctuation.  The company has 75% of its first quarter NYMEX exposure hedged at an average price of $3.66 and 50% of its second quarter NYMEX exposure hedged at an average price of $3.55.  The company continues to have exposure to floating basis differentials for gas at some of its production points.

“With a structural cost advantage, we are confident in the sustainability of our cash flows,” said Mr. Will.  “We are executing a compelling business plan and are focused on maximizing value for CF shareholders.”

Fourth Quarter Consolidated Results

	Three months ended December 31
(in millions, except per share amounts)	2013	2012	Change	% Change
Total net sales	$1,326.3	$1,481.4	$(155.1)	(10)%
Total net sales, as adjusted (1)	1,326.3	1,675.2	(348.9)	(21)

EBITDA	643.0	835.2	(192.2)	(23)

Net earnings attributable to common stockholders	325.8	470.7	(144.9)	(31)

Diluted earnings per share	5.71	7.40	(1.69)	(23)

Comparison of 2013 to 2012 periods:

•                  For a description of revenue and earnings performance, please refer to the business segment results below.

•                  Fourth quarter 2013 results included $54.0 million of non-cash pre-tax mark-to-market gains on natural gas derivatives and $6.5 million of pre-tax gains on foreign currency derivatives.  These items increased after-tax earnings per diluted share by $0.60 and $0.07, respectively.

•                  Fourth quarter 2012 results included $13.1 million of non-cash pre-tax mark-to-market gains on natural gas and foreign currency derivatives, which increased after-tax earnings per diluted share by $0.13.

•                  Share repurchases during 2013 increased after-tax earnings per diluted share by $0.57, reflecting a 10 percent decrease in weighted average diluted shares outstanding for the fourth quarter.

Nitrogen Segment Results

	Three months ended December 31
(in millions, except as noted)	2013	2012	Change		% Change
Net sales	$1,178.7	$1,225.6	$(46.9)		(4)%
Net sales, as adjusted (1)	1,178.7	1,419.4	(240.7)		(17)

Gross margin	592.1	620.0	(27.9)		(5)
Gross margin percentage	50.2%	50.6%	(0.4	)pts

Gross margin, as adjusted (1)	592.1	813.8	(221.7)		(27)
Gross margin percentage, as adjusted (1)	50.2%	57.3%	(7	)pts

Cost of natural gas (dollars per MMBtu)*	3.74	3.61	0.13		4

* Includes gas purchases and realized gains and losses on gas derivatives.

Comparison of 2013 to 2012 periods:

•                  Net sales as reported and as adjusted decreased due to a decline in overall average selling prices compared to the prior year period, partially offset by an increase in tons of product sold.

•                  Gross margin as reported and as adjusted decreased due to lower revenues and an increase in natural gas costs.  Cost of sales included a mark-to-market unrealized gain on hedges of $54.0 million and $5.0 million in the fourth quarter of 2013 and 2012, respectively.

•                  The company’s ammonia plants in aggregate operated at approximately 107 percent of rated capacity during the fourth quarter of 2013.

	Three months ended December 31
Sales volume (tons in thousands)	2013	2012	Change	% Change
Ammonia	859	905	(46)	(5)%
Urea	611	582	29	5
UAN	1,680	1,500	180	12
AN	217	137	80	58

Comparison of 2013 to 2012 periods:

•                  Ammonia volume decreased primarily due to a shortened application season caused by a late harvest and adverse weather in 2013 as compared to an elongated application season associated with the early harvest in 2012.  The decrease in domestic sales volume was partially offset by exports.

•                  Granular urea sales volume increased due to export sales while North American volume was essentially unchanged.

•                  UAN sales volume increased due to export sales, higher shipments on customer advance orders, and higher production volumes as compared to the prior year when UAN rates were reduced in favor of net ammonia production.

•                  Ammonium nitrate (AN) sales volume increased as the company took advantage of export and industrial product sales opportunities.

	Three months ended December 31
Average selling price (dollars per ton)	2013	2012	Change	% Change
Ammonia	$512	$567	$(55)	(10)%
Ammonia, as adjusted (1)	512	680	(168)	(25)
Urea	335	291	44	15
Urea, as adjusted (1)	335	449	(114)	(25)
UAN	266	307	(41)	(13)
AN	225	300	(75)	(25)

Comparison of 2013 to 2012 periods:

•                  Ammonia as reported and as adjusted average selling prices decreased due to higher supply available from industry-wide inventory carry-over and lower fall demand due to a shortened application season as compared to the prior year period.

•                  Granular urea average price per ton increased compared to the 2012 as reported average price due to CFL’s use of cost-plus based pricing for sales to the minority interest partners and the effect in the quarter of an adjustment to reflect cost-plus based pricing retroactive to the beginning of 2012.  Urea average price per ton in 2013 decreased compared to the 2012 price as adjusted due to high global urea supply, especially from Chinese producers.

•                  UAN average selling price decreased due to a weaker urea pricing environment.

•                  AN average selling price declined in conjunction with price declines in other internationally traded nitrogen products.

Phosphate Segment

	Three months ended December 31
(in millions, except as noted)	2013	2012	Change		% Change
Net sales	$147.6	$255.8	$(108.2)		(42)%

Gross margin	1.7	36.2	(34.5)		(95)
Gross margin percentage	1.2%	14.2%	(13	)pts

Domestic vs. export (tons in thousands)
Domestic	227	367	(140)		(38)%
Export	188	142	46		32

Average selling price (dollars per ton)
DAP	$348	$499	$(151)		(30)%
MAP	382	527	(145)		(28)

Comparison of 2013 to 2012 periods:

•                  Phosphate segment net sales declined due to lower average selling prices resulting from lower global demand, notably from India, and lower sales volume.

•                  Phosphate segment gross margin declined due to lower revenues, which was partially offset by lower ammonia and sulfur costs.

•                  Depreciation, depletion and amortization expenses ceased as of the end of October 2013 and are no longer being recognized.  This is due to the announced sale of the phosphate business which resulted in the assets and liabilities being classified as held for sale on the consolidated balance sheet at December 31, 2013.

•                  CF Industries’ Plant City, Florida, Phosphate Complex operated at 77 percent of capacity during the 2013 fourth quarter.

Full Year Consolidated Results

	Twelve months ended December 31
(in millions, except per share amounts)	2013	2012	Change	% Change
Total net sales	$5,474.7	$6,104.0	$(629.3)	(10)%
Total net sales, as adjusted (1)	5,474.7	6,239.9	(765.2)	(12)

EBITDA	2,684.9	3,320.2	(635.3)	(19)

Net earnings attributable to common stockholders	1,464.6	1,848.7	(384.1)	(21)

Diluted earnings per share	24.74	28.59	(3.85)	(13)

Comparison of 2013 to 2012:

•                  Full year 2013 total net sales and EBITDA declined from the prior year primarily due to lower average selling prices for both nitrogen and phosphate products, and lower phosphate sales volume.

•                  Full year 2013 results included $52.9 million of non-cash pre-tax mark-to-market gains on natural gas derivatives, $20.8 million of pre-tax gains on foreign currency derivatives, and a $20.6 million after-tax net benefit from the recognition of a portion of the net operating loss (NOL) carry-forwards from periods prior to the company’s initial public offering (IPO) allowed under a settlement agreement with the IRS.  These items increased after-tax earnings per diluted share by $0.57, $0.22, and $0.35, respectively.

•                  Full year results for 2012 included a $74.6 million non-cash, pre-tax mark-to-market gain on natural gas and foreign currency derivatives, $15.2 million of pre-tax accelerated amortization of capitalized financing fees related to the termination of the company’s prior credit facility, and a $10.9 million pre-tax gain from a change in employee post-retirement benefits.  These items increased/(decreased) after-tax earnings per diluted share by $0.72, ($0.15) and $0.10, respectively.

•                  Share repurchases during 2013 increased after-tax earnings per diluted share by $1.65, reflecting a 7 percent decrease in weighted average diluted shares outstanding for full year 2013.

Environmental, Health & Safety Performance

As of December 31, 2013, CF Industries’ 12-month rolling average recordable incidence rate was 1.33, an all-time low for the company.  “I thank our employees for their efforts to ensure safety in our operations.  Together, we will continue working to reduce our incident rate with a company-wide focus on safety and environmental responsibility,” said Mr. Will.

Balance Sheet and Cash Flow Items

As of December 31, 2013, CF Industries’ cash and cash equivalents totaled $1.7 billion, while restricted cash for capacity expansion projects was $154.0 million.  Total long-term debt was $3.1 billion.

During the fourth quarter the company repurchased 1.5 million shares for $337.8 million at an average share price of $223.21.  For 2013, the company repurchased a total of 7.3 million shares, or 12% of the outstanding share count, for a total of $1.4 billion.  Subsequent to the end of the quarter, the company repurchased 0.7 million shares through February 14, 2014 at an average price of $230.22, or a total of $162.2 million.

Total capital expenditures during the quarter were $190.9 million, of which $129.0 million related to the capacity expansion program.   The program is progressing in-line with time and budget expectations as civil construction work is ongoing at Donaldsonville and is well underway at Port Neal.  The company entered into general construction contracts for the urea and UAN plants at Donaldsonville and the ammonia and urea plants at Port Neal.  The company also entered into lump sum, turnkey construction contracts for urea warehouses and ammonia storage tanks at both locations.

For the full year, total cash spent on capital expenditures for the expansion projects was $356.1 million.  In addition, $203.6 million was invested in the expansion project and not paid at December 31, 2013, but recognized in the consolidated balance sheet in the lines labeled accounts payable and accrued expenses and other non-current liabilities.

Dividend Payment

On January 31, 2014, CF Industries’ Board of Directors declared the regular quarterly dividend of $1.00 per common share. The dividend will be paid on February 28, 2014, to stockholders of record as of February 14, 2014.

(1)         The comparability of sales and gross margin between 2013 and 2012 was impacted by a modification in 2012 to the selling price calculation methodology used for products sold by Canadian Fertilizers Limited (CFL) to the prior non-controlling interest holder.  We acquired the noncontrolling interest in May 2013 and now own 100% of CFL.  This selling price modification impacts the comparability of certain financial results between the two periods, but does not impact the comparability of the company’s net earnings attributable to common stockholders or EBITDA.  See explanation under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items—CFL Selling Price Modification” in the tables accompanying this release.

Conference Call

CF Industries will hold a conference call to discuss these fourth quarter and full year results at 10:00 a.m. ET on Wednesday, February 19, 2014.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in manufacturing and distribution of nitrogen and phosphate products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that EBITDA, a non-GAAP financial measure, provides additional meaningful information regarding the company’s performance, liquidity and financial strength.  Management believes that the presentation of net sales, nitrogen segment net sales, gross margin, nitrogen segment gross margin, gross margin percentage, nitrogen segment gross margin percentage and average selling prices per ton of ammonia and urea on an as adjusted basis, and percentages changes in these adjusted items, as described under “CF Industries Holdings, Inc. Selected Financial Information Non-GAAP Disclosure Items—CFL Selling Price Modifications”, provides investors with additional meaningful information to facilitate period-to-period comparisons of the company’s underlying operating performance.  The adjusted items and percentage changes in those adjusted items are provided only for the purpose of facilitating comparisons between the company’s 2013 and 2012 full-year and fourth-quarter operating performance and do not purport to represent what the actual consolidated results of operations of the company would have been, nor are they necessarily indicative of future consolidated results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, EBITDA and the adjusted items and percentage changes in adjusted items included in this release may not be comparable to similarly titled measures of other companies.  Reconciliations of EBITDA and the adjusted items to GAAP are provided in the tables accompanying this release under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.”  These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These statements include, but are not limited to, statements about the benefits, expected timing of closing and other aspects of the proposed transactions with Mosaic; statements about future strategic plans; and statements about future financial and operating results.  Important factors that could cause actual results to differ materially from our expectations include, among others: risks and uncertainties arising from the possibility that the proposed transactions with Mosaic may be delayed or may not occur, including delays arising from any ability to obtain governmental approvals of the transactions; the risk that other conditions to the closing of the proposed transactions with Mosaic may not be satisfied; difficulties with realization of the benefits of the proposed transactions with Mosaic; the risk that disruptions from the proposed transactions with Mosaic will harm relationships with customers, employees and suppliers; the volatility of natural gas prices in North America; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. agricultural industry; reliance on third party providers of transportation services and equipment; risks associated with cyber security; weather conditions; our ability to complete our production capacity expansion projects on schedule as planned and on budget or at all; risks associated with other expansions of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements from governmental authorities; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the significant risks and hazards involved in producing and handling our products against which we may not be fully insured; our reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our ability to manage our indebtedness; and loss of key members of management and professional staff.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries Web site.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in millions, except per share amounts)
Net sales	$1,326.3	$1,481.4	$5,474.7	$6,104.0
Cost of sales	732.5	825.2	2,954.5	2,990.7
Gross margin	593.8	656.2	2,520.2	3,113.3
Selling, general and administrative expenses	45.0	40.2	166.0	151.8
Other operating - net	(6.6)	7.4	(15.8)	49.1
Total other operating costs and expenses	38.4	47.6	150.2	200.9
Equity in earnings of operating affiliates	9.4	7.5	41.7	47.0
Operating earnings	564.8	616.1	2,411.7	2,959.4
Interest expense	39.8	30.4	152.2	135.3
Interest income	(0.6)	(2.3)	(4.7)	(4.3)
Other non-operating - net	0.4	(0.2)	54.5	(1.1)
Earnings before income taxes and equity in earnings of non-operating affiliates	525.2	588.2	2,209.7	2,829.5
Income tax provision	187.2	242.2	686.5	964.2
Equity in earnings of non-operating affiliates - net of taxes	3.4	9.3	9.6	58.1
Net earnings	341.4	355.3	1,532.8	1,923.4
Less: Net earnings (loss) attributable to noncontrolling interest	15.6	(115.4)	68.2	74.7
Net earnings attributable to common stockholders	$325.8	$470.7	$1,464.6	$1,848.7

Net earnings per share attributable to common stockholders
Basic	$5.73	$7.48	$24.87	$28.94
Diluted	$5.71	$7.40	$24.74	$28.59

Weighted average common shares outstanding
Basic	56.9	62.9	58.9	63.9
Diluted	57.1	63.6	59.2	64.7

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,710.8	$2,274.9
Restricted cash	154.0	—
Accounts receivable - net	230.9	217.4
Inventories - net	274.3	277.9
Deferred income taxes	60.0	9.5
Prepaid income taxes	33.4	—
Assets held for sale	74.3	—
Other	92.4	27.9
Total current assets	2,630.1	2,807.6
Property, plant and equipment - net	4,101.7	3,900.5
Asset retirement obligation funds	—	200.8
Investments in and advances to affiliates	926.0	935.6
Goodwill	2,095.8	2,064.5
Noncurrent assets held for sale	679.0	—
Other assets	245.5	257.9

Total assets	$10,678.1	$10,166.9

Liabilities
Accounts payable and accrued expenses	$564.1	$366.5
Income taxes payable	73.3	187.1
Customer advances	120.6	380.7
Notes payable	—	5.0
Distributions payable to noncontrolling interest	—	5.3
Liabilities held for sale	26.8	—
Other	43.5	5.6
Total current liabilities	828.3	950.2
Long-term debt	3,098.1	1,600.0
Deferred income taxes	833.2	938.8
Noncurrent liabilities held for sale	154.5	—
Other noncurrent liabilities	325.6	395.7
Equity
Stockholders’ equity	5,076.1	5,902.2
Noncontrolling interest	362.3	380.0
Total equity	5,438.4	6,282.2

Total liabilities and equity	$10,678.1	$10,166.9

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in millions)
Operating Activities:
Net earnings	$341.4	$355.3	$1,532.8	$1,923.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	96.8	101.1	410.6	419.8
Deferred income taxes	(70.1)	(171.2)	(34.3)	(138.4)
Stock compensation expense	3.1	3.1	12.6	11.9
Excess tax benefit from stock-based compensation	(2.1)	(6.1)	(13.5)	(36.1)
Unrealized (gain) loss on derivatives	(55.3)	(17.3)	(59.3)	(78.8)
Loss on disposal of property, plant and equipment and non-core assets	0.6	1.5	5.6	5.5
Undistributed loss (earnings) of affiliates - net	1.6	44.1	(11.3)	(14.9)
Changes in:
Accounts receivable - net	(44.2)	121.0	0.4	53.2
Inventories - net	6.0	31.6	(80.3)	34.8
Accrued income taxes	79.3	258.8	(153.4)	58.7
Accounts payable and accrued expenses	(19.9)	(38.5)	49.5	25.5
Customer advances	(312.6)	(236.8)	(260.1)	123.3
Other - net	12.9	(25.3)	67.5	(12.3)
Net cash provided by operating activities	37.5	421.3	1,466.8	2,375.6
Investing Activities:
Additions to property, plant and equipment	(190.9)	(262.1)	(823.8)	(523.5)
Proceeds from the sale of property, plant and equipment and non-core assets	1.5	5.4	12.6	17.0
Sales and maturities of short-term and auction rate securities	6.9	17.4	13.5	48.4
Canadian terminal acquisition	(72.5)	—	(72.5)	—
Deposits to restricted cash funds	(42.6)	—	(154.0)	—
Deposits to asset retirement obligation funds	(2.9)	(53.2)	(2.9)	(55.4)
Other - net	12.1	—	7.8	—
Net cash used in investing activities	(288.4)	(292.5)	(1,019.3)	(513.5)
Financing Activities:
Proceeds from long-term borrowings	—	—	1,498.0	—
Financing fees	—	—	(14.5)	—
Purchase of treasury stock	(297.6)	—	(1,409.1)	(500.0)
Payments of long-term debt	—	—	—	(13.0)
Advances from unconsolidated affiliates	—	—	—	40.5
Repayments of advances from unconsolidated affiliates	—	(40.5)	—	(40.5)
Acquisitions of noncontrolling interests in CFL	—	—	(918.7)	—
Dividends paid on common stock	(57.2)	(25.3)	(129.1)	(102.7)
Distributions to noncontrolling interests	(9.3)	(19.0)	(73.7)	(231.8)
Issuances of common stock under employee stock plans	4.0	2.0	10.3	14.6
Excess tax benefit from stock-based compensation	2.1	6.1	13.5	36.1
Other	43.0	—	43.0	—
Net cash used in financing activities	(315.0)	(76.7)	(980.3)	(796.8)
Effect of exchange rate changes on cash and cash equivalents	(9.5)	1.5	(31.3)	2.6
(Decrease) increase in cash and cash equivalents	(575.4)	53.6	(564.1)	1,067.9
Cash and cash equivalents at beginning of period	2,286.2	2,221.3	2,274.9	1,207.0
Cash and cash equivalents at end of period	$1,710.8	$2,274.9	$1,710.8	$2,274.9

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in millions, except as noted)
Net sales	$1,178.7	$1,225.6	$4,677.8	$5,096.6
Cost of sales	586.6	605.6	2,232.5	2,183.0
Gross margin	$592.1	$620.0	$2,445.3	$2,913.6

Gross margin percentage	50.2%	50.6%	52.3%	57.2%

Tons of product sold (in thousands)	3,560	3,279	12,945	12,969

Sales volumes by product (tons in thousands)
Ammonia	859	905	2,427	2,786
Granular urea	611	582	2,506	2,593
UAN	1,680	1,500	6,383	6,131
AN	217	137	859	839
Other nitrogen products	193	155	770	620

Average selling prices (dollars per ton)
Ammonia	$512	$567	$592	$602
Granular urea	335	291	369	441
UAN	266	307	303	308
AN	225	300	250	266

Cost of natural gas (dollars per MMBtu) (1)	$3.74	$3.61	$3.66	$3.39

Average daily market price of natural gas Henry Hub (dollars per MMBtu)	$3.84	$3.39	$3.72	$2.75

Depreciation and amortization	$82.7	$84.0	$328.4	$334.6
Capital expenditures	$178.0	$238.8	$759.5	$431.3

Production volume by product (tons in thousands)
Ammonia (2)	1,940	1,752	7,105	7,067
Granular urea	656	577	2,474	2,560
UAN (32%)	1,652	1,571	6,332	6,027
AN	228	151	882	839

(1)        Includes gas purchases and realized gains and losses on gas derivatives.

(2)        Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in millions, except as noted)
Net sales	$147.6	$255.8	$796.9	$1,007.4
Cost of sales	145.9	219.6	722.0	807.7
Gross margin	$1.7	$36.2	$74.9	$199.7

Gross margin percentage	1.2%	14.2%	9.4%	19.8%

Tons of product sold (in thousands)	415	509	1,857	2,035

Sales volumes by product (tons in thousands)
DAP	323	424	1,408	1,611
MAP	92	85	449	424

Domestic vs. export sales (tons in thousands)
Domestic	227	367	1,061	1,254
Export	188	142	796	781

Average selling prices (dollars per ton)
DAP	$348	$499	$427	$493
MAP	382	527	437	502

Depreciation, depletion, and amortization (1)	$3.8	$10.7	$42.3	$43.5
Capital expenditures	$10.8	$17.0	$59.0	$64.4

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	834	827	3,565	3,483

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	540	622	2,480	2,530
Phosphoric acid as P2O5 (2)	204	236	921	975
DAP/MAP	413	473	1,847	1,952

(1)             In October 2013 we entered into an agreement to sell the phosphate mining and manufacturing business in Florida to The Mosaic Company.  The assets and liabilities expected to be sold are classified as held for sale.  Effective November 1, 2013 we ceased depreciation on amounts in property, plant and equipment.

(2)             P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in millions)
Net earnings attributable to common stockholders	$325.8	$470.7	$1,464.6	$1,848.7
Interest expense (income) - net	39.2	28.1	147.5	131.0
Income taxes	187.2	241.9	686.5	963.8
Depreciation, depletion and amortization	96.8	101.1	410.6	419.8
Less: other adjustments	(6.0)	(6.6)	(24.3)	(43.1)
EBITDA	$643.0	$835.2	$2,684.9	$3,320.2

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Net earnings and EBITDA for the three and twelve months ended December 31, 2013 includes $54.0 million and $52.9 million, respectively, of mark-to-market gains on natural gas derivatives and $6.5 million and $20.8 million, respectively, of gains on foreign currency derivatives.

Net earnings for the twelve months ended December 31, 2013 include a $20.6 million net benefit  resulting from the utilization of net operating losses (NOLs) from periods prior to the company’s initial public offering (IPO).  EBITDA for the twelve months ended December 31, 2013 include a $55.2 million non-operating expense to record the liability payable to the company’s pre-IPO owners for the NOL carry-forward settlement.

Net earnings and EBITDA for the three and twelve months ended December 31, 2012 includes $13.1 million and $74.6 million, respectively, of mark-to-market gains on derivatives.

Net earnings and EBITDA for the twelve months ended December 31, 2012 include a $10.9 million gain related to a change in employee post-retirement benefits.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the twelve months ended December 31, 2012 includes $15.2 million of accelerated amortization of deferred fees related to the termination of our 2010 Credit Agreement.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

IMPACT OF CFL SELLING PRICE MODIFICATION

CFL Selling Price Modifications

Prior to April 30, 2013, CF Industries, Inc. (CF Industries) owned 49% of the voting common shares and 66% of the non-voting preferred shares of Canadian Fertilizers Limited (CFL), an Alberta, Canada based nitrogen fertilizer manufacturer and had the right to purchase 66% of the production of CFL. Also prior to April 30, 2013, Viterra, Inc. (Viterra) held 34% of the equity ownership of CFL and had the right to purchase up to 34% of CFL’s production.  Both CF Industries and Viterra were entitled to receive distributions of net earnings of CFL based upon their respective purchases from CFL.  CFL was a variable interest entity that was consolidated in the Company’s financial statements.  On April 30, 2013, CF Industries completed the acquisitions of all of the outstanding interests in CFL that it did not already own and CFL became a wholly owned subsidiary of the Company.

CF Industries’ and Viterra’s purchases of nitrogen fertilizer products from CFL were made under product purchase agreements, and the selling prices were determined under the provisions of these agreements. An initial selling price was paid to CFL based upon CFL’s production cost plus an agreed-upon margin once title passed as the product was shipped.  At the end of the year, the difference between the market price of products purchased from CFL and the price based on production cost plus an agreed-upon margin was paid to CFL. The sales revenue attributable to this difference was accrued by the Company on an interim basis. Until April 30, 2013 when CFL became a wholly owned subsidiary in the Company’s financial statements, net sales and accounts receivable attributable to CFL were solely generated by transactions with Viterra, as all transactions with CF Industries were eliminated in consolidation in the Company’s financial statements.

In the fourth quarter of 2012, the CFL Board of Directors approved amendments to the product purchase agreements retroactive to January 1, 2012 that modified the selling prices that CFL charged for products sold to Viterra and CF Industries which eliminated the requirement to pay to CFL the difference between the market price and the price based on production cost plus an agreed-upon margin.  The following summarizes the selling prices in the product purchase agreements that impacted the Company’s results both before and after the effective date of the amendment.

•                  As a result of the January 1, 2012 retroactive effective date of the amendment, the Company recognized in its “As reported” fourth quarter 2012 consolidated statement of operations a reduction in net sales to Viterra of $129.7 million and a corresponding reduction in net earnings attributable to the noncontrolling interest to reverse the interim market price accruals recognized in the first three quarters of 2012.

•                  For 2012 and between January 1, 2013 and April 30, 2013, the Company’s consolidated financial statements reflect selling prices for products purchased from CFL including sales made by CFL to Viterra based on production cost plus an agreed-upon margin.

•                  Starting on April 30, 2013, CFL became a wholly owned subsidiary of CF Industries.  Once CFL became a wholly owned subsidiary, CF industries began purchasing all of the output of CFL for resale and reported those sales in its consolidated financial statements at market based selling prices.

As a result, the financial results for 2013 include four months of selling prices based on production cost plus an agreed-upon margin and eight months of market based selling prices.  These selling price amendments to the product purchase agreements impact the comparability of the Company’s financial results. These changes affect the year-over-year comparability of net sales, gross margin, operating earnings, earnings before income taxes and net earnings attributable to noncontrolling interest, but do not impact the comparability of the Company’s net earnings attributable to common stockholders or net cash flows for the same period.

In order to provide comparable information for the periods presented, certain financial information is being provided for the prior year comparable periods adjusted as if the current year CFL pricing calculation pattern of four months of cost based pricing and eight months of market based pricing had been used in the prior year comparable periods.

The following table adjusts the three and twelve months ended December 31, 2012 to be comparable to 2013 results.

CONSOLIDATED RESULTS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in millions, except as noted)
Net sales
As reported	$1,326.3	$1,481.4	$5,474.7	$6,104.0
Impact of selling price adjustment	—	193.8	—	135.9
As adjusted	$1,326.3	$1,675.2	$5,474.7	$6,239.9
Gross margin
As reported	$593.8	$656.2	$2,520.2	$3,113.3
Impact of selling price adjustment	—	193.8	—	135.9
As adjusted	$593.8	$850.0	$2,520.2	$3,249.2
Gross margin percentage
As reported	44.8%	44.3%	46.0%	51.0%
Impact of selling price adjustment	—%	6.4%	—%	1.1%
As adjusted	44.8%	50.7%	46.0%	52.1%
Net earnings attributable to noncontrolling interest
As reported	$15.6	$(115.4)	$68.2	$74.7
Impact of selling price adjustment	—	193.8	—	135.9
As adjusted	$15.6	$78.4	$68.2	$210.6

Similar to the consolidated results shown above, the table below adjusts prior year nitrogen segment data for the impact of the change in the CFL price calculation methodology to be comparable to current year results.

NITROGEN SEGMENT DATA

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in millions, except as noted)
Net sales
As reported	$1,178.7	$1,225.6	$4,677.8	$5,096.6
Impact of selling price adjustment	—	193.8	—	135.9
As adjusted	$1,178.7	$1,419.4	$4,677.8	$5,232.5
Gross margin
As reported	$592.1	$620.0	$2,445.3	$2,913.6
Impact of selling price adjustment	—	193.8	—	135.9
As adjusted	$592.1	$813.8	$2,445.3	$3,049.5
Gross margin percentage
As reported	50.2%	50.6%	52.3%	57.2%
Impact of selling price adjustment	—%	6.7%	—%	1.1%
As adjusted	50.2%	57.3%	52.3%	58.3%
Average selling prices (dollars per ton)
Ammonia
As reported	$512	$567	$592	$602
Impact of selling price adjustment	—	113	—	26
As adjusted	$512	$680	$592	$628
Granular urea
As reported	$335	$291	$369	$441
Impact of selling price adjustment	—	158	—	24
As adjusted	$335	$449	$369	$465